Exhibit 10.04
WAIVER AGREEMENT AND AMENDMENT

This Waiver Agreement and Amendment to Partnership Agreement (this “Waiver”) is made as of March 11, 2020 by and between Amyris, Inc., a Delaware corporation (the “Company”), and Ginkgo Bioworks, Inc., a Delaware corporation (“Ginkgo”), pursuant to the terms of (i) that certain Promissory Note, dated October 20, 2017 (as amended, the “Note”), issued by the Company to Ginkgo, (ii) that certain Partnership Agreement, dated October 20, 2017 (the “Partnership Agreement”), by and between the Company and Ginkgo, and (iii) that certain Waiver Agreement and Amendment to Promissory Note Issued October 20, 2017, dated September 29, 2019 (the “Prior Waiver Agreement”), by and between the Company and Ginkgo. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Note or the Partnership Agreement, as applicable.

RECITALS

A. Pursuant to Section 2.1(b) of the Note, the Company is required to make monthly interest payments to Ginkgo beginning on November 30, 2017 and continuing on the last day of each month thereafter, through and including the Maturity Date (each, an “Interest Payment”).

B. Pursuant to Section 4.3(a) of the Partnership Agreement, the Company is required to pay Ginkgo quarterly fees beginning on December 31, 2018 and continuing on the last day of each calendar quarter thereafter, through and including September 30, 2022 (each, a “Partnership Payment”).

C. Pursuant to Section 6.3 of the Note, the Company is required to notify Ginkgo in writing in the event that the consolidated cash balance of the Company is less than $10,000,000 at monthly close (the “Reporting Covenant”).

D. Pursuant to Section 4(d) of the Note, certain cross defaults by the Company are considered an Event of Default (the “Cross Default”).

E. Pursuant to Section 4 of the Prior Waiver Agreement, the Company was required to pay Ginkgo a cash waiver fee of $500,000 on or prior to December 15, 2019 (the “Prior Waiver Fee Payment”).

F. The Company has requested and Ginkgo has agreed, in consideration of and subject to the terms and conditions contained herein, to (i) waive any failure by the Company to make the Interest Payments due and payable on April 1, 2019, April 30, 2019, May 31, 2019, July 1, 2019, July 31, 2019, September 3, 2019, September 30, 2019, October 31, 2019, December 2, 2019, December 31, 2019, February 3, 2020, March 2, 2020 and April 1, 2020 (collectively, the “Subject Interest Payments”) prior to the date hereof, (ii) waive any failure by the Company to make the Partnership Payments due and payable on April 1, 2019, July 1, 2019, September 30, 2019, December 31, 2019 and March 31, 2020 (collectively, the “Subject Partnership Payments”) prior to the date hereof, (iii) waive any failure by the Company to comply with the Reporting Covenant prior to the date hereof, (iv) waive any failure by the Company to make the Prior Waiver Fee Payment on a timely basis, and (v) waive any Cross Default by the Company prior to the date hereof.

G. Pursuant to Section 10.7 of the Note, provisions of the Note may be amended or waived only by written agreement of the Company and Ginkgo.

H. Pursuant to Section 9.4 of the Partnership Agreement, any modification to the Partnership Agreement shall only be effective if made in a writing signed by the Company and Ginkgo.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Ginkgo agree as follows:

1. Interest Payment Waiver. In accordance with Section 10.7 of the Note, Ginkgo hereby waives timely payment of the Subject Interest Payments until April 30, 2020 (the “Interest Payment Deadline”), agrees that payment of the Subject Interest Payments on or prior to the Interest Payment Deadline shall not constitute a default or an Event of Default under the Note or the Partnership Agreement, and waives any default or Event of Default resulting therefrom under the Note or the Partnership Agreement, including without limitation with respect to acceleration of any Partnership Payments pursuant to Section 4.3(d) of the Partnership Agreement.
2. Partnership Payment Waiver. In accordance with Section 9.4 of the Partnership Agreement, Ginkgo hereby waives timely payment of the Subject Partnership Payments until April 30, 2020 (the “Partnership Payment Deadline”), agrees that payment of the Subject Partnership Payments on or prior to the Partnership Payment Deadline shall not constitute a default or an Event of Default under the Partnership Agreement or the Note, and waives any default or Event of Default resulting therefrom under the Partnership Agreement or the Note, including without limitation with respect to acceleration of any Partnership Payments pursuant to Section 4.3(d) of the Partnership Agreement.

3. Reporting Covenant Waiver. In accordance with Section 10.7 of the Note, Ginkgo hereby waives any failure by the Company to comply with the Reporting Covenant prior to the date hereof, including any default or Event of Default resulting therefrom under the Note or the Partnership Agreement, including without limitation with respect to acceleration of any Partnership Payments pursuant to Section 4.3(d) of the Partnership Agreement.

4. Cross Default Waiver. In accordance with Section 10.7 of the Note, Ginkgo hereby waives any Cross Default by the Company prior to the earlier of March 31, 2020 or the day after the Company files its Annual Report on Form 10-K for the fiscal year ending December 31, 2019 with the Securities and Exchange Commission 2020 (inclusive), including any default or Event of Default resulting therefrom under the Note or the Partnership Agreement, including without limitation with respect to acceleration of any Partnership Payments pursuant to Section 4.3(d) of the Partnership Agreement.

5. Prior Waiver Fee Payment Waiver. Ginkgo hereby waives timely payment of the Prior Waiver Fee Payment until April 30, 2020 (the “Prior Waiver Fee Payment Deadline”), agrees that payment of the Prior Waiver Fee Payment on or prior to the Prior Waiver Fee Payment Deadline shall not constitute a default or an Event of Default under the Partnership Agreement or the Note and, subject to the Company making the Prior Waiver Fee Payment on or prior to the Prior Waiver Fee Payment Deadline, waives any default or Event of Default resulting therefrom under the Partnership Agreement or the Note, including without limitation with respect to acceleration of any Partnership Payments pursuant to Section 4.3(d) of the Partnership Agreement.

6. April 2020 Payment. As consideration for the waivers set forth in Sections 1-5 of this Waiver, the Company hereby agrees to pay to Ginkgo, and Ginkgo hereby agrees to receive, on or before

April 30, 2020, an aggregate of $7,153,770 (the “April 2020 Payment”), which represents all the payments due on or before April 30, 2020 pursuant to the Note, the Partnership Agreement, the Prior Waiver Agreement, and Sections 1-5 of this Agreement, including the Company’s obligation to pay default interest pursuant to Section 2.1(c) of the Note with regard to the defaults described in Sections 1-5 of this Waiver. The April 2020 Payment will be paid by the Company by wire transfer of immediately available funds in accordance with the wire instructions delivered to the Company by Ginkgo no later than two (2) Business Days prior to the applicable payment date. The Company and Ginkgo hereby agree that no additional payment of any default interest pursuant to Section 2.1(c) of the Note will be due with respect to the defaults described in Sections 1-5 of this Waiver. Any failure by the Company to make any payment set forth in this Section 6 on or prior to the applicable payment deadline shall (a) constitute an Event of Default under the Note and the Partnership Agreement and (b) render all waivers set forth in Sections 1-5 of this Waiver null and void.

7.  Amendment to Partnership Agreement. As consideration for the waivers set forth in Sections 1-5 of this Waiver, the following amendments are hereby made to the Partnership Agreement:

a.Section 4.3, “Partnership Payments,” is hereby amended so that the first paragraph thereof reads as follows:

(a) Amyris shall pay directly to Ginkgo monthly fees of $500,000.00 (each, a “Partnership Payment” and collectively, the “Partnership Payments”) beginning on March 31, 2020 and continuing on the last day of each month thereafter, through and including October 31, 2021 “Partnership Payments Term”), regardless of whether the Parties terminate this Agreement pursuant to Section 5.2 (or for any other reason).

8. Full Force and Effect. Except as expressly modified by this Waiver, the terms of the Note (as amended by the Prior Waiver Agreement), the Partnership Agreement, and the Prior Waiver Agreement shall remain in full force and effect.

9. Release. In consideration of the agreements contained in this Waiver and other good and valuable consideration, the Company unconditionally and irrevocably releases, waives, and forever discharges Ginkgo, together with its respective predecessors, successors, assigns, subsidiaries, affiliates, agents, employees, directors, officers, attorneys, and attorneys’ consultants (collectively, the “Released Parties”), from (x) any and all liabilities, obligations, duties, promises, or indebtedness of any kind (if any) of the Released Parties to the Company or any of its affiliates, which existed, arose, or occurred at any time from the beginning of the world to the date of this Waiver; and (y) all claims, offsets, causes of action, suits, or defenses of any kind whatsoever (if any), which the Company or any of its affiliates might otherwise have against the Released Parties, or any of them; in either case of (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind, which existed, arose, or occurred at any time from the beginning of the world to the date of this Waiver, whether at law or in equity, whether based upon statute, common law or otherwise, whether matured, contingent or non-contingent, whether direct or indirect, whether known or unknown, whether suspected or unsuspected, which the Company ever had, now has, or may claim to have against, arising out of, based on, asserted in, or in connection with any agreement or event.

10. Section 1542 Waiver. In consideration of the agreements contained in this Waiver and other good and valuable consideration, the Company unconditionally and irrevocably waives any rights it has or may have pursuant to California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

11. Attorneys’ Fees. Within 24 hours of the execution of this Waiver, the Company shall pay to Ginkgo its attorneys’ fees incurred through February 29, 2020 regarding the matter of Company’s failure to pay amounts owed in a timely manner pursuant to the Note, the Partnership Agreement, and the Prior Waiver Agreement, in the amount of $35,726. In addition, the Company promises to pay to Ginkgo immediately upon receipt of an invoice any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Ginkgo beginning upon March 1, 2020, in connection with the Note, the Partnership Agreement, the Prior Waiver Agreement, and/or this Waiver, including, without limitation, with respect to the administration, collection, enforcement, amendment or modification of any of them; and with respect to any waiver, consent, release, termination, litigation, administrative proceeding, arbitration, bankruptcy proceeding, or dispute resolution. Any failure by the Company to make timely payment as set forth in this Section 11 shall render all waivers set forth in Sections 1-5 of this Waiver null and void.

12. Integration. This Waiver, the Note, the Partnership Agreement and the Prior Waiver Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

13. Counterparts. This Waiver may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Waiver may be executed and delivered by facsimile, or by email in portable document format (.pdf) or other electronic format, and delivery of any signature page by any such method will be deemed to have the same effect as if the original signature page had been delivered to the other party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first above written.

AMYRIS, INC.

By: /s/ Kathleen Valiasek________
Name: Kathleen Valiasek
Title: Chief Business Officer

[Waiver Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first above written.

GINKGO BIOWORKS, INC.

By: /s/ Jason Kelly__________
Name: Jason Kelly
Title: CEO

[Waiver Signature Page]